Exhibit 10.7

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into as of November 12, 2019 (the “Effective Date”) by and among Cole Haan, LLC (the “Company”) and Jack Boys (the “Employee”).

WHEREAS, the Employee and the Company entered into that certain employment agreement, dated as of February 1, 2013 (the “Employment Agreement”). Capitalized terms used, but not defined herein, shall have the meaning set forth in the Employment Agreement; and

WHEREAS, the parties hereto now wish to amend the Employment Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Company agrees to pay the Employee a base salary at an annual rate of $800,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Employee’s base salary shall be subject to annual review by the Board, or a committee thereof, and may be increased from time to time in the Board’s discretion. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.”

2. Section 4 of the Employment Agreement is hereby amended to delete the first sentence and insert the following at the beginning of Section 4 (after the heading):

“During the Employment Term and beginning with the Company’s first full fiscal year that begins after the Effective Date, the Employee shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity established by the Board (the “Target Bonus”). The Target Bonus has been established at 100% of the Employee’s Base Salary for each of Fiscal Years 2020, 2021, and 2022, and for all subsequent Fiscal Years unless otherwise determined by the compensation committee of the Board.”

3. The definition of “Disability” in Section 6(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Disability” shall mean the inability of the Employee to have performed the Employee’s material duties due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) consecutive days (including weekends and holidays) in any three hundred and sixty-five (365)-day period as determined by the Company in its reasonable discretion.”

4. Section 6(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause; provided that the Employee shall not be terminated for Cause unless the Board has approved such termination, and prior to such approval the Employee has been given an opportunity to appear before the Board and dispute such termination. “Cause” shall mean the Employee’s (i) conviction of, or a plea of nolo contendere to, a felony; (ii) material breach of any material provision of any agreement between the Company and the Employee or other Company written policy reasonably available to the Employee, and such violation is not remedied within fifteen (15) days after written notice thereof from the Company to the Employee specifically identifying the nature of such violation (to the extent such violation is cure-able); (iii) misappropriation of material assets of the Company or of any affiliate of the Company; or (iv) willful failure to perform the Employee’s material job duties (other than due to mental or physical disability or other reasons beyond the control of the Employee), which failure is not cured in all material respects within thirty (30) days after written notice from the Company which specifically identifies the manner in which the Company believes that the Employee has failed to perform.”

5. Subparagraph (c)(iv) of Section 7 of the Employment Agreement is hereby amended in its entirety to read as follows:

“(iv) subject to (a) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (b) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (c) the Company not being subject to material tax or other penalties, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Employee (and the Employee’s eligible dependents) for a period of twelve (12) months following the Employee’s date of termination, at active employee rates; provided, that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Employee equal to the portion of the deemed cost of such participant (based on applicable COBRA rates) not paid by the Employee; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation coverage by the Company under this Section 7(c)(iv) shall immediately cease.”

6. The standalone language at the end of Section 7(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 (“WARN”) or any similar state statue or regulations.”

7. Subparagraphs (d) and (e) of Section 7 of the Employment Agreement shall be re-designated as subparagraphs (e) and (f) and a new subparagraph (d) shall be added to Section 7 of the Employment Agreement to read as follows:

“(d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EMPLOYEE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL. If the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason within the eighteen (18) month period following a Change of Control (as defined below), then in lieu of the payments and benefits provided pursuant to Section 7(c) of this Agreement, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 23 hereof:

(i) the Accrued Benefits;

(ii) subject to the Employee’s continued compliance in all material respects with the obligations in Section 9 and 11 hereof and subject to the release described in Section 8 becoming effective and irrevocable within 60 days of the Termination Date:

a.   a Severance Amount equal to two (2.0) times the Employee’s Base Salary as in effect on the Termination Date. The Severance Amount shall be paid as salary continuation in accordance with the Company’s standard payroll practices beginning on the Termination Date; provided, that any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until, and shall instead by paid on, the sixtieth (60th) day following the Termination Date and shall include payment of any amount that would otherwise have been scheduled to be paid prior thereto but for this provision;

b. a pro-rata portion of the Annual Bonus (if any) that would have been earned based on Company performance for the full performance year as if the Employee’s employment had not been terminated;

c. a lump sum payment equal to two (2.0) times the Target Bonus for the year of termination, payable on the first payroll date following the date on which the release becomes effective;

d.  subject to (a) the Employee’s timely election of continuation coverage under COBRA, (b) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (c) the Company not being subject to material tax or other penalties, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Employee (and the Employee’s eligible dependents) for a period of eighteen (18) months following the Termination Date (“Medical Benefit Continuation”), at active employee rates, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Employee equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Employee; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(d)(ii)(d) shall immediately cease (a “COBRA Cancellation Event”); and

e.   following the completion of the Medical Benefit Continuation period, the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Employee, but shall be required to pay for such policies only an amount equal to the amount the Company would have paid had the Employee continued participation in the Company’s medical plans for the six (6) month period following the Medical Benefit Continuation period; provided that, if such coverage cannot be obtained, the Company shall pay to the Employee monthly an amount equal to the amount the Company would have paid had the Employee continued participation in the Company’s medical plan for the six (6) month period following the Medical Benefit Continuation period. The Company’s obligations under this Section 7(d)(ii)(e) shall cease upon the occurrence of a COBRA Cancellation Event.

“Change of Control” means (i) prior to a Public Offering (as defined in the Amended and Restated Agreement of Limited Partnership, dated as of February 1, 2013, by and among Calceus TopCo, L.P. and the members of Calceus TopCo, L.P. from time to time party thereto (as amended and/or restated from time to time, the “LPA”)), a Partnership Sale (as defined in the LPA) and (ii) following a Public Offering, the definition of “Change in Control” set forth in the equity incentive plan of the publicly traded entity adopted in connection with such Public Offering.

Payment and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under WARN or any similar state statute or regulation,”

8. The first sentence of Section 9(d) of the Employment Agreement is hereby amended in its entirety to read as follows:

“While employed by the Company and for three (3) years thereafter, (x) the Employee agrees not to make any negative comments or disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while Employee is employed by the Company and (y) the Company shall instruct the Board and the officers of the Company not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Employee.”

9. The last sentence of Section 10 of the Employment Agreement is hereby deleted in its entirety.

10. A new sentence is added to the end of Section 18 to read as follows:

“This section shall no longer apply following the Company’s and the Employee’s entry into a standalone indemnification agreement in customary form that is reasonably acceptable to both parties.”

11. The following new Section 25 is hereby added to the Employment Agreement to read as follows:

“25. SECTION 280G.

(a) The Employee hereby agrees to the following terms set forth herein which terms shall apply only on and after the first trading date in connection with an Initial Public Offering. For this purpose, an “Initial Public Offering” means (i) the initial bona fide underwritten public offering and sale of equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company through a registration statement (other than a Form S-4 or Form S-8 or any similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission and pursuant to which such interests are authorized and approved for listing on a national securities exchange, or (ii) a direct listing of the equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company on a national securities exchange.

(b) To the extent that the Employee would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement or any equity compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, the Employee’s employment with or service to the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to Section 25(c) below, then the Company shall pay to the Employee whichever of the following two alternative forms of payment would result in the Employee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(c) If a reduction in the Parachute Payment is necessary pursuant to Section 25(b), then the reduction shall occur in the following order: (1) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (2) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (3) cancellation of acceleration of vesting of equity awards not covered under (2) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Employee may designate a different order of reduction.

(d) For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e) All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Employee.

(f) The federal tax returns filed by the Employee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Employee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(g) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not materially adversely affect the Employee but the Employee shall control any other unrelated issues. In the event that the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit a representative of the Company to accompany the Employee, and the Employee and his representative shall cooperate with the Company and its representative.

(h) The Company shall be responsible for all charges of the Accountants.

(i) The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 25.

(j) Nothing in this Section 25 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(k) The provisions of this Section 25 shall survive the termination of the Employee’s employment with the Company for any reason and the termination of the Agreement.”

12. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

13. This Amendment may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

EMPLOYEE

/s/ Jack Boys
Jack Boys

COLE HAAN, LLC

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Director

[SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT]